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                        EXHIBIT 11
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          COMPUTATION OF NET EARNINGS PER COMMON
                AND COMMON EQUIVALENT SHARE
     For the three months ended May 31, 1997 and 1996
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
                                                   May           May
                                                   1997          1996
                                                ----------    ----------
PRIMARY EARNINGS PER SHARE:
  Shares*


     Average shares outstanding                 17,154,100     16,690,225

     Net average additional shares
     outstanding assuming dilutive stock options
     exercised and proceeds used to purchase treasury
     stock at average market price                 767,452        189,626
                                               -----------      ---------

     Average number of common and common
     equivalent shares outstanding              17,921,552     16,879,851
                                               ===========     ==========


  Net Earnings


     Net earnings for primary earnings per     $13,072,000     $8,581,000
share                                          ===========     ==========
  Primary Earnings Per Share*                        $0.73          $0.51
                                               ===========     ==========


*Earnings per share and all share amounts have been adjusted to reflect the three-for-one split of the Common Stock to holders of record May 10, 1996.
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